Exhibit 21.1
UNIFI, INC.
SUBSIDIARIES

Unifi Percentage
Of Voting
Name	Address	Incorporation	Securities Owned

Unifi Holding 1, BV (“UH1”)	Amsterdam, Netherlands	Netherlands	100% — Unifi, Inc.

Unifi Holding 2, BV (“UH2”)	Amsterdam, Netherlands	Netherlands	100% — UH1

Unifi Asia, Ltd.	Hong Kong, China	China	100% — UH2

Unifi Asia Holding, SRL	St Michael, Barbados	Barbados	99.99% — UH2 ..01% — Unifi, Inc.

Unifi Textiles Holding, SRL	St Michael, Barbados	Barbados	100% — Unifi, Inc.

Unifi do Brasil, Ltda	San Paulo, Brazil	Brazil	99.99% — Unifi, Inc. ..01% — UMI

Unifi Manufacturing, Inc. (“UMI”)	Greensboro, NC	North Carolina	100% — Unifi, Inc.

Unifi Manufacturing Virginia, LLC	Greensboro, NC	North Carolina	95% — Unifi, Inc. 5% — UMI

Unifi Textured Polyester, LLC	Greensboro, NC	North Carolina	100% — UMI

Unifi Kinston, LLC	Greensboro, NC	North Carolina	100% — UMI

Spanco International, Inc. (“SII”)	Greensboro, NC	North Carolina	100% — UMI

Unifi Latin America, S.A.	Bogota, Colombia	Colombia, S.A.	84% — SII 15% — Unifi, Inc.

Unifi Equipment Leasing, LLC	Greensboro, NC	North Carolina	100% — UMI